Exhibit 99.1

FOR IMMEDIATE RELEASE

ACTIVISION BLIZZARD REMAINS COMMITTED TO

TRANSACTION WITH VIVENDI

Santa Monica, CA — September 18, 2013 — Activision Blizzard, Inc., a global leader in interactive entertainment, announced today that the Delaware Chancery Court, in Hayes v. Activision Blizzard, Inc., preliminarily enjoined the previously announced concurrent transactions between the Company and ASAC II LP, on the one hand, and Vivendi, S.A., on the other hand, halting the closing of the transaction unless the injunction is modified on appeal or the transaction is approved by a stockholder vote of the non-Vivendi stockholders.

Activision Blizzard remains committed to the transaction and is exploring the steps it will take to complete the transaction as expeditiously as possible.

Under the terms of the transaction, the Company will acquire approximately 429 million Company shares and certain tax attributes from Vivendi, S. A. for approximately $5.83 billion in cash or $13.60 per share.  In a separate but simultaneous transaction, ASAC II LP, the investment vehicle led by Activision Blizzard CEO Bobby Kotick and Co-Chairman Brian Kelly, will concurrently purchase approximately 172 million Company shares from Vivendi for approximately $2.34 billion, in cash or $13.60 per share.  The closing of the transactions is also subject to the terms and conditions previously described in Activision Blizzard’s report on Form 8-K dated July 25, 2013.

About Activision Blizzard:

Activision Blizzard, Inc. is the world’s largest and most profitable independent interactive entertainment publishing company. It develops and publishes some of the most successful and beloved entertainment franchises in any medium, including Call of Duty®, Skylanders®, World of Warcraft®, StarCraft® and Diablo®. Headquartered in Santa Monica California, it maintains operations throughout the United States, Europe, and Asia. Activision Blizzard, Inc. develops and publishes games on all leading interactive platforms and its games are available in most countries around the world.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, those relating to the transactions and whether or not the Company will consummate the transactions and the timing of the transactions.

The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.  Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of future events and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

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For further information, contact:

Activision Blizzard Investor Relations:

Kristin Southey

Sr. Vice President, IR and Treasurer

(310) 255-2635

ksouthey@activision.com

Activision Blizzard Media:

Maryanne Lataif

SVP, Corporate Communications

(310) 255-2704

mlataif@activision.com